EXHIBIT 10.2

                ADDENDUM TO DEFERRED COMPENSATION AGREEMENT

                                     BETWEEN

                        ELSON T. KILLAM ASSOCIATES, INC.
                            a New Jersey Corporation
                                 (the "Company")

                                       and

                                 EMIL C. HERKERT
                                (the "Employee")


      THIS ADDENDUM, dated , 1990, shall constitute a part of and shall amend the Deferred Compensation Agreement (the "Agreement") dated September 16, 1986 by and between the Company and Employee. In the event of any inconsistencies between the terms of this Addendum and the terms of the Agreement, the parties agree that the terms of this Addendum shall prevail. The parties hereby agree to the following provisions:

      1. Paragraphs 2, 3, 4 and 11 of the Agreement are deleted in their entirety.

      2. A new Paragraph 2 is added to the Agreement as follows:

           2.   DEFERRED COMPENSATION PAYMENTS

           (a) The Company shall pay the Employee a single lump sun payment on or before June 15, 1990 equal to the sum of $100,626.38 plus an additional gross-up amount to compensate for the Federal and State income tax liability of the Employee attributable to such payment. The total payment shall be calculated as follows:

           $__________ / (1- Tax Rate), where Tax Rate is equal to the sum of the highest marginal Federal and New Jersey income tax rate percentages applicable to married individuals at the time of payment.

           (b) The Company shall also make a lump sum payment to the Employee on October 15, 1990 and on each October 15 thereafter during the term of employment of the Employee. Such payment shall be an amount equal to the sum of $20,000 plus an additional gross-up amount to compensate for the Federal and State income tax liability of the Employee attributable to such payment. The total annual payment shall be calculated as follows:

           $20,000 / (1- Tax Rate), where Tax Rate is equal to the sum of the highest marginal Federal and New Jersey income tax rate percentages applicable to married individuals at the time of payment.

           (c) Payments by the Company shall be subject to the applicable withholding requirements of Federal and state laws and regulations.

      3. A new paragraph 3 is added to the Agreement as follows:

           3. PAYMENTS IN EVENT OF TERMINATION OF EMPLOYMENT.

           (a) In the event that the Employee's employment with the Company is terminated by reason of his death or Disability or is terminated for any other reason, then within thirty days of such termination the Company shall pay Employee (or to his personal representative or guardian) an amount equal to the annual payment provided for under paragraph 2(b) above, multiplied by a factor, the numerator of which shall be the number of days between the previous October 1 and the date of termination, and the denominator of which shall be 365.

      4. All other terms and conditions of the Deferred Compensation Agreement shall remain in full force and effect, which, by the execution of this Addendum, the parties hereby confirm and ratify.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf by its representatives and the Employee has signed this Agreement all as of the day and year written above.


ATTEST:                             ELSON T. KILLIAM
                                    ASSOCIATES, INC



                                    By: /s/ Frank Piedelievre

WITNESS:



                                    /s/ Emil C. Herkert

                                    Emil C. Herkert